Exhibit 10.51

                           RESTRICTED STOCK AGREEMENT

          This Restricted Stock Agreement ("Agreement"), dated as of July 31, 2001, between CONSECO, INC., an Indiana corporation (the "Company"), and Gary C. Wendt, Chairman of the Board and Chief Executive Officer of the Company, and Rosemarie Wendt, his wife (collectively, "Wendt").

                                    RECITALS

          WHEREAS, Wendt currently owns approximately 2,424,108 shares of ExlService.com, Inc., a Delaware corporation ("Exl");

          WHEREAS, simultaneously with the execution of this Agreement, a newly formed, wholly-owned subsidiary of the Company will merge (the "Merger") with and into Exl, with Exl being the surviving corporation (the "Surviving Entity") pursuant to that certain Agreement and Plan of Merger dated as of July 27, 2001 (the "Merger Agreement");

          WHEREAS, in the Merger, each share of Exl will be exchanged for .2857 shares of the Company;

          WHEREAS, Wendt and the Company desire to eliminate any appearance of a potential conflict of interest in Wendt's receipt of the Company's common stock in the Merger; and

          WHEREAS, as a condition to the consummation of the Merger by the Company, the Company and Wendt desire to set forth certain restrictions on the shares of common stock of the Company to be issued to Wendt in the Merger.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

          1. Issuance of Restricted Shares. As of the date of this Agreement, the Company has issued to Wendt six hundred ninety-two thousand six hundred and two (692,567.66) shares (the "Restricted Shares") of the Company's common stock (the "Common Stock") in connection with the Merger, upon the terms and conditions set forth in this Agreement.

          2. Representations of Wendt. Wendt hereby (i) accepts the Restricted Shares described in paragraph 1; (ii) agrees that the Restricted Shares will be held by Wendt and Wendt's successors subject to (and will not be disposed of except in accordance with) all of the restrictions, terms and conditions contained in this Agreement; (iii) represents that Wendt is acquiring the Restricted Shares for investment and not with a view to or for resale or distribution thereof; (iv) understands that the issuance of the Restricted Shares has not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws and that any transfer or resale of the Restricted Shares will be subject to restriction under such laws; and (v) agrees that any certificates issued for the Restricted Shares may bear the following legend or such other legend as the Company, from time to time, deems appropriate:


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          "The transfer of the Shares represented by this certificate is restricted by the terms of a Restricted Stock Agreement dated as of July 31, 2001, a copy of which is on file at the Company's principal office; no transfer of the Shares represented by this certificate shall be valid or effective until the conditions with respect to such transfer contained in the Agreement have been met."

          3. Vesting. Except as otherwise provided in this Agreement, Wendt may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Shares, or any interest therein, unless and until Wendt's rights in such Shares have vested in accordance with this Agreement (the period of time until the Restricted Shares have vested is referred to as the "Restriction Period"). Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement shall be void and of no effect. The Restricted Shares shall vest upon the Vesting Event (as defined below).

     The "Vesting Event" shall be deemed to have occurred on the earlier of (i) such date as the Identifiable Cost Reductions (as defined below) realized by the Company equals or exceeds $52.6 million as approved by a special committee of the Board of Directors of the Company whose members are independent directors (the "Special Committee") and based upon the confirmation of PricewaterhouseCoopers, LLP or the Company's then current independent accountants that the Company followed agreed upon procedures to arrive at the Identifiable Cost Reductions, (ii) the date of the occurrence of a Force Majeure Event (as defined below) or (iii) the date of the occurrence of a Change in Control (as defined below).

     If a disagreement arises between Wendt and the Company with respect to the amount of Identifiable Cost Reductions, Wendt shall appoint an independent accountant (the "Wendt Accountant") to review the Identifiable Cost Reductions. If the Wendt Accountant and the Company disagree as to the amount of Identifiable Cost Reductions, the Wendt Accountant and the Company shall agree on the appointment of an independent accounting firm of national reputation to establish the amount of the Identifiable Cost Reductions. Such results shall ultimately be reviewed and approved by the Special Committee.

     As used in this Agreement, "Force Majeure Event" shall mean the either (i) a period commencing prior to June 30, 2004 and continuing through June 30, 2005 or (ii) any twelve month period ending on or after June 30, 2005, and during which period, the Company is unable to transfer positions to Exl or is materially hampered from transferring positions to Exl because of fire, strike, acts of God or of a public enemy, labor dispute, war or governmental regulations.

     As used in this Agreement, "Change in Control" shall mean the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company entitled to vote with respect to the election of the Company's Board of Directors.

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     As used in this Agreement, "Identifiable Cost Reductions" shall mean the
Cumulative Cost Reductions of Conseco Outsourcing (as defined below), less (i) Transition Costs (as defined below), less (ii) cumulative costs of Conseco's India Oversight function (historically captured in budget center 0008056), plus
(iii) consolidated cumulative revenues of Exl and its subsidiary from customers other than Conseco or any of its subsidiaries, since the date of acquisition of Exl, and less (iv) all expenses of Exl and its subsidiary. To the extent included in the financial statements of Exl, up to $21 million of expense associated with payments under the management incentive plans adopted by Conseco or its subsidiaries at or about the time of the acquisition of Exl shall not be included in the calculation of Identifiable Cost Reductions. Identifiable Cost Reductions will be calculated from the effective date of the acquisition of Exl and shall not include any costs of unforeseen liabilities of Exl or its subsidiary or liabilities of Exl or its subsidiary unknown by Conseco which liabilities result primarily from events occurring prior to or primarily attributable to periods prior to the effective date of the acquisition of Exl. Identifiable Cost Reductions shall not include any calculation for the option expense of Conseco associated with the options to purchase common stock of Exl that were assumed by Conseco at the time of the acquisition of Exl.

     As used in this Agreement, "Transition Costs" shall mean all costs (except Exl charges) incurred by Conseco and its subsidiaries (other than Exl and its subsidiary) in connection with the transfer of duties, processes or functions from Conseco and its subsidiaries (other than Exl and its subsidiary) to Exl and its subsidiary. Transition Costs shall not include expense reimbursement received by Exl and its subsidiary from Conseco or any of Conseco's subsidiaries (other than Exl and its subsidiary). Transition Costs shall be accounted for by Conseco and its subsidiaries in designated budget centers. Transition Costs shall include, without limitation, travel, training and severance expenses, losses (gains) resulting from the sale or disposal of assets (other than real estate) no longer needed as a result of the outsourcing of positions to Exl and its subsidiary, and any other costs reasonably associated with the outsourcing of positions to Exl and its subsidiary.

     As used in this Agreement, "Cumulative Cost Reductions of Conseco Outsourcing" shall mean the cumulative salary cost plus Overhead (as defined below) saved from the effective date of an eliminated or avoided position at Conseco and its subsidiaries (other than Exl and its subsidiary) as a direct result of outsourcing such position to Exl or its subsidiary; provided that positions eliminated or avoided prior to the date of acquisition of Exl by Conseco shall be deemed effective as of the date of acquisition of Exl by Conseco. Conseco and its subsidiaries shall periodically prepare reports indicating the number of positions eliminated or avoided as a direct result of outsourcing such positions to Exl or its subsidiary and the annual salary associated with such positions.

     As used in this Agreement, "Overhead" shall mean (i) employee benefits and payroll and other taxes equal to 32% (the "Benefits Percentage") of the salary of the positions eliminated or avoided, (ii) supervisory and management overhead equal to 15% of the salary of the positions eliminated or avoided, (iii) office and equipment expense of $2,000 per position eliminated or avoided, and (iv) other general overhead expenses of $2,500 per position eliminated or avoided. The Benefits Percentage shall be adjusted effective annually on the anniversary date of this Agreement to reflect any changes in benefit plan design or cost during the twelve months ended June 30 of each year.

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          4. Voting and Dividends. Except as provided in this paragraph, with respect to the Restricted Shares, Wendt shall have all of the rights of a shareholder of the Company, including the right to vote the Restricted Shares during the Restriction Period. Any cash dividends paid on any Restricted Shares during the Restriction Period shall be paid to Wendt. In the event any non-cash dividends or other distributions, whether in property or stock of another company, are paid on any Restricted Shares during the Restriction Period, such non-cash dividends or other distributions payable to Wendt shall be retained by the Company and not delivered to Wendt unless and until such time as the Restriction Period on the shares with respect to which such non-cash dividends or other distributions have been paid shall have lapsed and such shares become fully vested. Such non-cash dividends or distributions with respect to the Restricted Shares shall be paid to Wendt upon the lapse of the restrictions. Stock dividends and shares issued as a result of any stock split, if any, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such stock dividends or shares are issued.

          5. Certificates. As soon as practicable after the date of this Agreement, the Company shall issue a stock certificate in respect of the Restricted Shares that will be registered in Wendt's name, and which shall bear whatever legend the Company shall determine, including, but not limited to, the legend set forth in paragraph 2. Such certificate shall be held by the Company pending vesting pursuant to paragraph 3. To the extent the Restricted Shares become vested, the Company shall promptly provide Wendt (or in the case of the death of both Gary C. Wendt and Rosemarie Wendt, the designated beneficiary) the appropriate certificate for the vested shares of Common Stock.

          6. Registration Rights. The Company shall use its commercially reasonable best efforts to prepare and file no later than 30 days from the occurrence of the Vesting Event a registration statement on Form S-3 or other applicable form under the Act ("Registration Statement") to register the resale of the Restricted Shares then owned by Wendt. The Company will use its commercially reasonable best efforts to cause the Registration Statement to be declared effective and remain effective on the date or dates reasonably requested by Wendt; provided, that Wendt may request the registration of the Restricted Shares only once. The Company shall use its commercially reasonable best efforts to prepare and file such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement current, cause the prospectus to be included in any such Registration Statement to be supplemented by any required prospectus supplement, and as so supplemented, to be filed pursuant to applicable rules under the Act and to comply fully with rules, as applicable, under the Act in a timely manner, and comply with the provisions of the Act with respect to the disposition of all securities covered by the Registration Statement during the applicable period in accordance with the intended method or methods of distribution set forth in such Registration Statement or supplement to the prospectus. The Company and Wendt shall enter into underwriting, custody and indemnification agreements containing customary terms, representations and covenants with one or more managing underwriters selected by Wendt (subject to the approval of the Company, which approval shall not unreasonably be withheld). The Company shall pay all of the legal, accounting, printing, filing and other fees and expenses of

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such registration, except that Wendt shall pay all underwriters' discounts and commissions relating to the sale of Wendt's Common Stock and the fees and disbursements of Wendt's legal counsel, if any.

          7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.

          8. Governing Law. The laws of the State of Indiana shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

          9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

          10. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Carmel, Indiana, attention: General Counsel, and if to Wendt or successor, to the address last furnished by Wendt to the Company. Each notice and communication shall be deemed to have been given when received by the Company or Wendt.

          11. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          12. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.



/s/ Gary C. Wendt                 CONSECO, INC.
---------------------------
Gary C. Wendt

                                  By:  /s/ David Gubbay
                                      ----------------------------------
                                     Name:   David Gubbay
                                     Title:  Executive Vice President, Strategic
/s/ Rosemarie Wendt                          Business Development
---------------------------
Rosemarie Wendt

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